Exhibit 10.2

SIRTRIS PHARMACEUTICALS, INC.

Amendment to

Warrant to Purchase Shares of Series C  Preferred Stock of Sirtris Pharmaceuticals, Inc.

Dated: April 17, 2008

Reference is made hereby to the warrant (the “Warrant”) issued to Hercules Technology Growth Capital, Inc., a Maryland corporation (the “Warrantholder”) by Sirtris Pharmaceuticals, Inc., a Delaware corporation (“the Company”) pursuant to a certain Warrant Agreement, dated April 18, 2006, by and between the Company and the Warrantholder.  All capitalized terms used herein and not separately defined shall have the meaning ascribed to them in the Warrant.

WHEREAS, the Company and the Warrantholder desire to amend the Warrant;

NOW, THEREFORE, the Warrantholder and the Company agree to the following:

1.     Amendment.  The Warrant is hereby amended as follows:

(a)           The definition of “Merger Event” in Section 1 of the Warrant is hereby replaced in its entirety with the following:

“Merger Event” means a merger or consolidation involving the Company in which the Company is not the surviving entity or in which the outstanding shares of the Company’s capital stock are otherwise converted into or exchanged for shares of capital stock of another entity or cash or other property.

(b)           Section 8(a) of the Warrant is hereby replaced in its entirety with the following:

(a) Merger Event. If at any time there shall be Merger Event, the Warrantholder shall be entitled to receive, upon exercise of this Warrant at any time after the consummation of such Merger Event, in lieu of the shares of common stock of the Company issuable upon such exercise prior to the consummation of such Merger Event, the number of shares of preferred stock or other securities or cash or other property that would have been issuable to Warrantholder if Warrantholder had exercised this Warrant immediately prior to the Merger Event. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Warrantholder after the Merger Event to the end that the provisions of this Warrant (including adjustments of the Exercise Price and number of shares of Preferred Stock purchasable) shall be applicable in their entirety, and to the greatest extent possible. Without limiting the foregoing, in connection with any Merger Event, upon the closing thereof, the successor or surviving entity shall assume the obligations of this Warrant.

2.     Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof that would require the application of the laws of any other state.

3.     Counterparts. This Amendment may be executed in any number of counterparts, including by electronic or facsimile transmission, each of which when so delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank]

This Amendment is executed as of the date first written above.

SIRTRIS PHARMACEUTICALS, INC.

By:	/s/ Garen Bohlin
Name:	Garen Bohlin
Title:	Chief Operating Officer

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:	/s/ Scott Harvey
Name:	Scott Harvey
Title:	Chief Legal Officer

[Signature Page to Warrant Amendment]